EXHIBIT 23.5

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BRP Group, Inc. of our report dated August 13, 2019, relating to the financial statements of Lykes Insurance, Inc. appearing in the Registration Statement (No. 333-233908) on Form S-1, as amended, and related prospectus of BRP Group, Inc.

/s/ RSM US LLP

Orlando, Florida

October 23, 2019